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                                                                    EXHIBIT 23.2


                       Consent of Independent Auditors
                       --------------------------------



The Board of Directors
Centocor, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of Centocor, Inc. of our report dated January 28, 1998, relating to the consolidated balance sheets of Centocor, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, cash flows, and shareholders' equity for each of the years in the three year period ended December 31, 1997, and the related financial statement schedule, which report appears in the December 31, 1997 annual report on Form 10-K of Centocor, Inc.

                                                       /s/ KPMG Peat Marwick LLP

Philadelphia, Pennsylvania
June 15, 1998